SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                 DSI TOYS, INC.
                (Name of Registrant as Specified In Its Charter)

                                 DSI TOYS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X]    No fee required.

[  ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1)     Title of each class of securities to which transaction applies:
               .................................................................
        2)     Aggregate number of securities to which transaction applies:
               .................................................................
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
               .................................................................
        4)     Proposed maximum aggregate value of transaction:
               .................................................................
        5)     Total fee paid:
               .................................................................
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[  ]    Fee paid previously with preliminary materials.

[  ]    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously Paid:
        ........................................................................
        2)     Form, Schedule or Registration Statement No.:
        ........................................................................
        3)     Filing Party:
        ........................................................................
        4)     Date Filed:
        ........................................................................

                                 DSI TOYS, INC.
                      1100 WEST SAM HOUSTON PARKWAY (NORTH)
                              HOUSTON, TEXAS 77043

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 23, 1998

To the Shareholders of
        DSI Toys, Inc.:

     The annual meeting of shareholders of DSI Toys, Inc. a Texas corporation (the "Company"), will be held on Tuesday, June 23, 1998, at 1:30 p.m., local time, at the Company's corporate offices, 1100 West Sam Houston Parkway (North), Houston, Texas, 77043 for the following purposes:

          1. To elect two directors to the class of directors whose three-year term will expire in 2001; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 21, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. Only holders of record of Common Stock at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at the offices of the Company in Houston, Texas during normal business hours for a period of 10 days prior to the meeting.

     A record of the Company's activities during fiscal 1997 and financial statements for the fiscal year ended January 31, 1998 are contained in the accompanying 1997 Annual Report and Form 10-K. The Annual Report and Form 10-K does not form any part of the material for solicitation of proxies.

     All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO SIGN, DATE AND MAIL THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                         By Order of the Board of Directors

                                           /s/ THOMAS V. YARNELL
                                               Thomas V. Yarnell
                                              CORPORATE SECRETARY

Houston, Texas
May 22, 1998

                                 DSI TOYS, INC.
                      1100 WEST SAM HOUSTON PARKWAY (NORTH)
                              HOUSTON, TEXAS 77043

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 23, 1998
                                     GENERAL

     This proxy statement is furnished to shareholders of DSI Toys, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the annual meeting of shareholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date of mailing of this proxy statement and the accompanying proxy or voting instruction card is May 22, 1998.

PROXY CARDS

     If a proxy card is enclosed, it serves to appoint proxies for record holders of common stock, par value $.01 per share ("Common Stock"), of the Company. Shares represented by a proxy in such form, duly executed and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given. If no direction is made, the proxy will be voted FOR election of the directors named in the proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to the Secretary of the Company or by executing and delivering a later-dated proxy.

VOTING PROCEDURES AND TABULATION

     The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Brokers who hold shares in street name have the authority to vote on certain "routine" items when they have not received instructions from beneficial owners. Because brokers will have discretionary authority to vote on the scheduled item of business, there will be no broker non-votes (or other limited proxy).

                        RECORD DATE AND VOTING SECURITIES

     The only voting security of the Company outstanding is its Common Stock. Only holders of record of Common Stock at the close of business on May 21, 1998, the record date for the meeting, are entitled to notice of and to vote at the meeting. On the record date for the meeting, there were 6,000,000 shares of Common Stock outstanding and entitled to be voted at the meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of May 8, 1998 information with respect to the only persons who were known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock.

                                                                           COMMON STOCK
                                                                       BENEFICIALLY OWNED (1)
                                                                       ----------------------
          NAME AND ADDRESS OF                                          NUMBER         PERCENT OF
           BENEFICIAL OWNER                                          OF SHARES          CLASS
           ----------------                                          ---------          -----
        M.D. Davis                1100 W. Sam Houston               472,945 (2)          7.88%
                                  Parkway (N.)
                                  Houston, TX  77043

        Jack R. Crosby            327 Congress Ave.,                429,115 (2)(3)       7.15%
                                  Suite 200
                                  Austin, TX  78701

        Douglas A. Smith          750 N. St. Paul,                  381,849 (2)          6.36%
                                  Suite 1200
                                  Dallas, TX  75205

        Joseph N. Matlock         1721 Wilshire Blvd.               331,110 (2)          5.52%
                                  Austin, TX  78722

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all shares listed.

(2) Includes shares attributable to shares of Common Stock not outstanding but subject to options currently exercisable, or exercisable within 60 days, as follows: Mr. Davis -- 3,000 shares; Mr. Crosby -- 2,000 shares; Mr. Smith -- 2,000 shares; and Mr. Matlock -- 2,000 shares.

(3) Includes 427,115 shares owned of record by Rust Capital, Ltd., as to which Mr. Crosby is founder and Chairman.

                              ELECTION OF DIRECTORS

     The Articles of Incorporation and Bylaws of the Company provide for three classes of directors, with approximately one-third of the directors constituting the Board being elected each year to serve a three-year term. Pursuant to the Company's Bylaws, the number of directors has been established by resolution of the Board at six.

     The Board of Directors has nominated Richard R. Neitz and Douglas A. Smith from the class of directors whose term expires at the 1998 annual meeting for re-election as directors of the Company to serve three-year terms expiring in 2001.

     The directors nominated for election this year will be elected by a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote. All duly submitted and unrevoked proxies in the form enclosed will be voted for the nominees selected by the Board of Directors, except where authorization so to vote is withheld. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTOR.

     Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the 1998 annual meeting, is presented below.

                              NOMINEES FOR DIRECTOR

RICHARD R. NEITZ              MR. NEITZ has served as President of the Company
age 49, director since 1995   since March 1992 and Vice President, Marketing and
                              Product Development from March 1990 to March 1992.

                              He has served as Chief Operating Officer since December 1995. Prior to joining the Company in 1990, Mr. Neitz served in various management and marketing positions with Main Street Ltd., Joseph Markovits, Inc., Toys "R" Us and McCrory Stores. Mr. Neitz currently serves on the board of directors of the Toy Manufacturers of America.

DOUGLAS A. SMITH              MR. SMITH has been President of Vanguard
age 47, director since 1996   Investment Company, which has been active in
                              leveraged buy-out and management of middle market companies, since 1983. He serves on the board of directors of Steelworks, Inc., Blocksom & Co.,
                              Vanguard Investment Company, Everest Software, and
                              Vanguard Enterprises, Inc.

                        CLASS WHOSE TERM EXPIRES IN 1999

JACK R. CROSBY,               MR. CROSBY is the founder and Chairman of Rust
age 71, director since 1995   Capital, Ltd., a small business investment
                              partnership headquartered in Texas. Mr. Crosby has co-founded and/or financed two private venture capital funds and has been one of the co-founders of eight multiple system cable companies. He was the founder, President and CEO of Tescorp, Inc., a publicly traded company which owned and operated cable television systems in Argentina, and was sold in February 1998. He is the Chairman of the Board and CEO of CinemaStar Luxury Theaters, Inc.
                              He also serves on board of directors of National
                              Dentex Corporation, and Heartland Wireless
                              Communications, Inc.

BARRY B. CONRAD,              MR. CONRAD is a co-founder and Managing Partner of
age 57, director since 1995   Conrad/Collins Merchant Banking Group Ltd., a
                              Dallas, Texas-based merchant bank formed in 1988 that is active in leveraged buyouts of middle-market companies in the southwestern United
                              States. Mr. Conrad has extensive investment banking experience. He is Chairman of the Board of NEI WebWorld, Inc.

                        CLASS WHOSE TERM EXPIRES IN 2000

JOSEPH N. MATLOCK,            MR. MATLOCK has spent the majority of his career
age 49, director since 1995   in the financial services industry. From January
                              1986 to September 1988, Mr. Matlock served as
                              Chairman, Chief Executive Officer and President of
                              Franklin Savings Association in Austin, Texas; and from September 1988 through September 1994, he served as Chief Executive Officer, President and a director of Franklin Federal. From September 1994 to January 1996, he was engaged in the merchant banking and consulting business. From January 1996 to March 1998, he served as Executive Vice
                              President and Director of Business and Community
                              Relations for Bank of America. From September 1995 to the present, he has served as President (and was the founder) of Afford America, Inc. which provides housing for low income families. From
                              July 1997 to present he has served as Chairman of Austin Jet International.

M. D. DAVIS                   MR. DAVIS has served as the Chairman of the Board
age 63, director since 1995   and Chief Executive Officer of the Company since
                              December 1995. Prior to joining the Company, Mr.
                              Davis spent eighteen years with Ernst & Whinney in Houston, where, as a partner, he headed the healthcare practice. He left Ernst & Whinney in 1981 when he purchased Southwest Medical
                              Packaging, Inc. This company was sold to Cooper
                              Vision, Inc. (now Cooper Company, Inc.) in 1985 and later to Alcon Laboratories, Inc. in 1989.
                              During this time, Mr. Davis maintained senior management positions at both companies. In 1990, Mr. Davis and another employee acquired Southwest
                              Medical Packaging, Inc. from Alcon Laboratories.
                              In June 1994, this company was sold to Maxxim
                              Medical, Inc. From June 1994 until December 1995,
                              Mr. Davis was engaged in personal investment activities.

             ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

     During fiscal 1997 the Board of Directors held five (5) meetings. All members of the Board of Directors attended at least 75% of the meetings of the Board and any committees on which they served. The Company has standing audit, compensation, executive, and stock option administrative committees of the Board of Directors. The Board of Directors does not have a nominating committee. The selection of nominees for the Board of Directors is made by the entire Board of Directors. The current members of the committees, number of meetings held by each committee in fiscal 1997, and a brief description of the functions performed by each committee are set forth below:

                    AUDIT COMMITTEE (3 MEETINGS). Joseph N. Matlock, Chairman; M.D. Davis and Barry B. Conrad. The primary responsibilities of the audit committee are to review with the Company's auditors the scope of the audit procedures to be applied in conducting the annual audit and the results of the annual audit.

                    COMPENSATION COMMITTEE (4 MEETINGS). Barry B. Conrad, Chairman; Jack R. Crosby; Joseph N. Matlock; and Douglas A. Smith. The primary responsibilities of the compensation committee are to review and set the compensation levels of the officers of the Company, including those officers who are also directors, evaluate the performance of management, consider management succession and related matters and administer the annual compensation plans of the Company.

                    EXECUTIVE COMMITTEE (NO MEETINGS). M.D. Davis, Chairman; Barry B. Conrad and Joseph N. Matlock. The primary responsibilities of the executive committee are to advise the Company's officers and to act on certain matters at times between meetings of the full Board of Directors.

                    STOCK OPTION ADMINISTRATIVE COMMITTEE(4 MEETINGS). Barry B. Conrad, Chairman; Jack R. Crosby, Joseph N. Matlock and Douglas A. Smith. The primary responsibility of the committee is to administer the Stock Option Plan, including the granting of options.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The current members of the compensation committee identified above were the only persons who served on such committee during fiscal 1997. No officer or employee of the Company is a member of the Company's compensation committee. No member of the Board of Directors of the Company or its compensation committee serves as a member of the Board of Directors or compensation committee of an entity that has one or more executive officers serving as a member of the Company's Board of Directors or compensation committee.

COMPENSATION OF DIRECTORS

     ANNUAL RETAINER AND OTHER FEES AND EXPENSES. Non-employee directors are paid an annual retainer of $20,000. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.

     NON-EMPLOYEE DIRECTOR STOCK OPTIONS. Under the 1997 Stock Option Plan (the "Stock Option Plan"), which was approved and ratified by shareholders on May 1, 1997, non-employee directors may from time to time at the discretion of the Stock Option Committee, receive a grant of an option to purchase Common Stock of the Company. The options are granted at an exercise price as determined by the Committee and are exercisable, as determined by the Committee, over a period of time from grant date, unless sooner terminated as described in the Stock Option Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of May 8, 1998 the beneficial ownership of Common Stock by each director of the Company, each named executive officer listed in the Summary Compensation Table appearing on page 8 of this proxy statement, and all directors and executive officers as a group.

                                                             COMMON STOCK
                                                         BENEFICIALLY OWNED (1)
                                                        ----------------------
                                                          NUMBER      PERCENT OF
        NAME                                            OF SHARES        CLASS
        ----                                            ---------        -----

        DIRECTORS
        M. D. Davis..............................       472,945(2)       7.88%
        Jack R. Crosby...........................       429,115(2)(3)    7.15%
        Douglas A. Smith.........................       381,849(2)       6.36%
        Joseph N. Matlock........................       331,110(2)       5.52%
        Richard R. Neitz.........................       175,500(2)       2.92%
        Barry B. Conrad..........................       107,674(2)       1.79%

        NAMED EXECUTIVE OFFICERS (EXCLUDING
          ANY DIRECTOR NAMED ABOVE) AND GROUP
        Tommy Yau................................         83,000(2)      1.38%
        J. Russell Denson........................         51,500(2)      0.85%
        Thomas W. Neville........................         34,391(2)(4)   0.57%
        Dale Y. Chen.............................         24,072(2)(5)   0.40%
        All directors and executive
          officers as a group (12 persons).......      2,113,526(6)     34.95%


(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all shares listed.

(2) Includes shares attributable to shares of Common Stock not outstanding but subject to options currently exercisable, or exercisable within 60 days, as follows: Mr. Davis -- 3,000 shares; Mr. Crosby -- 2,000 shares; Mr. Smith -- 2,000 shares; Mr. Matlock -- 2,000 shares; Mr. Neitz -- 3,000 shares; Mr. Conrad -- 2,000 shares; Mr. Yau -- 3,000 shares; Mr. Denson -- 25,500 shares; Mr. Neville -- 600 shares; and Mr. SWChen -- 450 shares.

(3) Includes 427,115 shares owned of record by Rust Capital, Ltd., as to which Mr. Crosby is founder and Chairman.

(4)     Includes 24,888 shares held by Mr. Neville's wife.

(5)     Includes 1,760 shares held by Mr. Chen's wife.

(6) Includes 47,000 shares not outstanding but subject to currently exercisable options. See footnote (2) above.

                             EXECUTIVE COMPENSATION

     The following report of the compensation committee on executive compensation and the information herein under "Executive Compensation--Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

                      REPORT OF THE COMPENSATION COMMITTEE

                            ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Administrative Committees collectively (the "Committee") of the Board of Directors are currently composed entirely of outside, non-employee directors. The Compensation Committee reviews and sets the compensation levels of the Company's Chief Executive Officer ("CEO") and other executives, evaluates the performance of management, and considers management succession and related matters. The Stock Option Administrative Committee administers the Stock Option Plan. All decisions by the Committee relating to the compensation of executive officers are reviewed by the full Board.

     The Company has retained the services of The Penicle Group, a management and compensation consulting firm, to assist the Committee in the performance of its responsibilities. The Committee considers information with respect to the reasonableness of compensation paid to senior officers of the Company, as well as all employees of the Company and its subsidiaries in managerial positions. The Committee also takes into account how compensation compares to compensation paid by competitors in the Company's industry as well as the performance of the Company.

COMPENSATION POLICIES AND PROGRAMS

     The compensation policies of the Company, set by management and supported by the Committee, focus on enhancing shareholder value. Specific policies are designed to attract, motivate and retain persons of high quality who will have the skill, training and dedication to assist the Company to achieve its corporate goals. The executive compensation program for fiscal 1997 consisted of three elements: base salary, annual incentive bonus, and long-term incentive through the granting of stock options pursuant to the Stock Option Plan.

     BASE SALARY: Base salary for executive officers is determined principally by competitive factors and the marketplace. The policy of the Committee is generally to set base salary levels for positions at approximately the median levels determined from survey information for positions deemed comparable by the Committee.

     ANNUAL INCENTIVE BONUS: The compensation policy of the Company is that a part of the annual compensation of each officer be related to and contingent upon the performance of the Company, as well as the individual contribution of each officer.

     LONG-TERM INCENTIVE COMPENSATION: It is also the compensation policy of the Company to use stock options as a means of furnishing longer-term incentive to officers and other employees of the Company and its subsidiary. Under the Stock Option Plan, which was approved by shareholders in 1997, the Company has flexibility in creating options.

     On August 28, 1997, the Committee granted stock options to executive officers of the Company. Each executive officer received stock options that were based on his responsibilities and relative position in the Company. All stock options in 1997 were granted with an exercise price of fair market value at the date of grant. Except as noted below, the stock options vest over seven anniversary dates commencing January 31, 1998 and each January 31 thereafter through January 31, 2004. Five percent of the stock options vest each January 31, 1998-2001; Fifteen percent vest on January 31, 2002 and 2003 and Fifty percent vest on January 31, 2004. In any fiscal year (1997, 1998, or 1999) in which the Company meets its Target Earnings Per Share (EPS), the vesting of one-third of the options granted on August 28, 1997 accelerates such that one-third of the accelerated options vest 30 days after receipt of the audited financial statements for the fiscal year in which the Target EPS is met, and one-third of the accelerated options vest on January 31 of each of the next two following fiscal years. Non-accelerated options vest over the schedule for the seven anniversary dates (or, in the event of some accelerated vesting, until such time as 100% of the options have vested, or unvested options have expired).

     The stock options granted to M.D. Davis on August 28, 1997 vest as follows:
Five percent on January 31, 1998; five percent on January 31, 1999 and ninety percent on June 12, 1999. The options granted to M.D. Davis also contain the acceleration provisions described above.

     Stock options were granted to Mr. J. Russell Denson on June 3, 1997 pursuant to his employment Agreement. These options vest twenty-five percent on June 3, 1997; twenty-five percent on March 16, 1999; twenty-five percent on March 16, 2000 and twenty-five percent on March 16, 2001 and do not contain the acceleration provisions described above.

FISCAL 1997 COMPENSATION OF CEO

     The 1997 salary of the CEO, M.D. Davis, of $150,000 was determined by an employment agreement negotiated in good faith and entered in effective December 11, 1995. The compensation amount was based upon the job description and time commitment of the position as set forth in the Agreement. The Compensation Committee believes that Mr. Davis' compensation level is appropriate.

     On August 28, 1997 the Committee granted the CEO an option to purchase 60,000 shares of Common Stock pursuant to the Stock Option Plan. In granting these options, the Committee relied upon competitive data provided by The Penicle Group and its own assessment of the CEO's performance.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code contains provisions which could limit the deductibility of certain compensation payments to the Company's executive officers. The Company believes that any compensation realized in connection with the exercise of stock options granted by the Company will continue to be deductible as performance-based compensation. The policy of the Company is to design its compensation programs generally to preserve the tax deductibility of compensation paid to its executive officers. The Committee could determine, however, taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible, if the Committee believes such payments are in the Company's best interests.

SUMMARY

     The members of the Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. As performance goals are met or exceeded, resulting in increased value to shareholders, executive officers are to be rewarded commensurately. The members of the Committee believe that compensation levels during fiscal 1997 adequately reflect the compensation goals and policies of the Company. No executive compensation increases have been announced.

     The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each other person who is an executive officer of the Company whose combined salary and bonus for fiscal 1997 exceeded $100,000 (collectively, the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                                      -------------------                  ----------------------
                                                                         OTHER           STOCK
                                                                         ANNUAL       OPTION/SARS
      NAME AND                  FISCAL                                  COMPENSA-     (NUMBER OF       ALL OTHER
 PRINCIPAL POSITION              YEAR      SALARY           BONUS         TION        SHARES) (1)      COMPENSATION
 ------------------              ----      ------           -----         ----        -----------      ------------
M. D. Davis, ................    1997    $150,000       $     --           --            60,000        $  3,274 (3)
Chairman and Chief ..........    1996     150,000              500         --                             9,500 (3)
Executive Officer (2) .......    1995      21,346             --           --                                --



Richard R. Neitz, ...........    1997     225,000             --           --            60,000           4,462 (4)(5)
President and Chief .........    1996     225,000              500                                       10,100 (4)(5)
Operating Officer ...........    1995     223,125        1,157,000         --                               600 (5)

J. Russell Denson, ..........    1997     145,000             --           --           150,000             359 (4)(5)
Executive Vice
President and Chief
Financial Officer(6)


Tommy Yau, ..................    1997     180,000 (7)         --           --            60,000            --
Managing Director - .........    1996     180,000 (7)        9,500 (7)     --                              --
DSI (HK) Limited ............    1995     173,756 (7)       45,249 (7)     --                              --


Thomas W. Neville, ..........    1997     101,390             --           --            12,000           2,531 (4)
Vice President ..............    1996      95,000              500         --                             9,500 (4)
                                 1995      79,625           11,730         --                              --


Dale Y. Chen, ...............    1997     100,000             --           --             9,000           2,375 (4)
Vice President and ..........    1996     100,000            6,000         --                             9,500 (4)
Controller ..................    1995      90,750           30,930         --                              --

(1) Options represent the right to purchase shares of Common Stock at a fixed price per share.
(2)   Mr. Davis became an officer and employee of the Company in December 1995.
(3) Consists of Company contributions to defined contribution plan of $2,375 and $9,500 for fiscal 1997 and 1996, respectively, and term life insurance premiums of $899 for fiscal 1997.
(4) Consists of Company contributions or other allocations to defined contribution plan, as follows: Mr. Neitz -- $1,579 and $9,500 for fiscal 1997 and 1996, respectively; Mr. Denson -- $210; Mr. Neville -- $2,531 and $9,500 for fiscal 1997 and 1996, respectively; and Mr. Chen -- $2,375 and $9,500 for fiscal 1997 and 1996, respectively.
(5) Consists of life insurance premiums as follows: Mr. Neitz-- $2,883, $600 and $600 for fiscal 1997,1996, and 1995, respectively; Mr. Denson-- $149.
(6)   Mr. Denson became an officer and an employee of the Company in March 1997.
(7) Pursuant to Mr. Yau's employment agreement dated December 11, 1995, he is paid HK $116,000 per month which, based on average exchange rates, translates to US $180,000 per annum. For fiscal 1995 Mr. Yau was paid HK $1,344,000 which, based on average exchange rates, translates to US $173,756. Mr. Yau was paid bonuses of HK $73,483 and HK $350,000 for fiscal 1996 and 1995, respectively, which, based on average exchange rates at the time, translates to US $ 9,500 and US $45,249, respectively.

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended January 31, 1998 to each of the named executive officers.

                        OPTION/SAR GRANTS IN FISCAL 1997



                                   INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                   -----------------                          VALUE AT ASSUMED
                                                                            ANNUAL RATES OF STOCK
                                                                           PRICE APPRECIATION FOR
                                          % OF                                 OPTION TERM (3)
                             NUMBER       TOTAL                           ----------------------
                               OF        OPTIONS    PER SHARE
                          OPTIONS/SARS  GRANTED TO  EXERCISE   EXPIRATION
NAME                       GRANTED (1)  EMPLOYEES   PRICE (2)    DATE           5%         10%
----                       -----------  ---------   ---------    ----       --------  ----------
M.D. Davis ................  60,000 (4)    11%      $ 8.00      8/27/07     $293,073  $  750,990
Richard R. Neitz ..........  60,000 (5)    11%        8.00      8/27/07      293,073     750,990
J. Russell Denson .........  60,000 (5)    11%        8.00      8/27/07      293,073     750,990
J. Russell Denson .........  90,000 (6)    17%        8.00      6/02/07      452,804   1,147,495
Tommy Yau .................  60,000 (5)    11%        8.00      8/27/07      293,073     750,990
Thomas W. Neville .........  12,000 (7)     2%        8.00      8/27/07       58,615     150,198
Dale Y. Chen ..............   9,000 (8)     2%        8.00      8/27/07       43,961     112,649


(1) All options granted vest and become exercisable in a range from immediate to seven years from grant date and in increments between 5% per year and 90% per year.
(2) All grants were made at the average fair market value as of the date of grant.
(3) The "potential realizable value" shown will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of options granted in fiscal year 1997. Potential realizable value is listed for illustration purposes only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of Company stock or of the stock price.
(4) Consists of incentive stock options for 13,155 shares and non-qualified stock options for 46,845 shares. Each category vests as follows: 5% on January 31, 1998; 5% on January 31, 1999; and 90% on June 12, 1999.
      Subject to accelerated vesting (see EXECUTIVE COMPENSATION - COMPENSATION POLICIES AND PROGRAMS).
(5) Consists of incentive stock options for 25,000 shares and non-qualified stock options for 35,000 shares. Each category vests as follows: 5% on each of January 31, 1998; January 31, 1999; January 31, 2000 and January 31, 2001; 15% on January 31, 2002 and 15% on January 31, 2003; and 50% on
      January 31, 2004. Subject to accelerated vesting (see EXECUTIVE COMPENSATION - COMPENSATION POLICIES AND PROGRAMS).
(6) Consists of non-qualified stock options for 90,000 shares vesting as follows: 25% on June 3, 1997; 25% on March 16, 1999; 25% on March 16,
      2000; and 25% on March 16, 2001.
(7)   Consists of incentive stock options for 12,000 shares vesting as follows:
      5% on each of January 31, 1998, January 31, 1999, January 31, 2000 and January 31, 2001; 15% on January 31, 2002 and 15% on January 31, 2003; and 50% on January 31, 2004. Subject to accelerated vesting (see EXECUTIVE COMPENSATION - COMPENSATION POLICIES AND PROGRAMS).
(8)   Consists of incentive stock options for 9,000 shares vesting as follows:
      5% on each of January 31, 1998, January 31, 1999, January 31, 2000 and January 31, 2001; 15% on January 31, 2002 and 15% on January 31, 2003; and 50% on January 31, 2004. Subject to accelerated vesting (see EXECUTIVE COMPENSATION - COMPENSATION POLICIES AND PROGRAMS).

     The following table sets forth certain information with respect to the exercise of options to purchase Common Stock and SARs during the year ended January 31, 1998, and the unexercised options held at January 31, 1998 and the value thereof, by each of the named executive officers.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                            AND 1/31/98 OPTION VALUES

                                                       NUMBER OF                 VALUE OF
                                                      SECURITIES                UNEXERCISED
                          SHARES                      UNDERLYING               IN-THE-MONEY
                         ACQUIRED                   OPTIONS/SARS AT           OPTIONS/SARS AT
                        ON EXERCISE                1/31/98 (SHARES)           FISCAL YEAR END
                                                -----------------------------------------------------
                          (NUMBER      VALUE
         NAME           OF SHARES)   REALIZED   EXERCISABLE UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
----------------        ----------   --------   ----------- -------------   ----------- -------------
M.D. Davis                  0      $      0        3,000       57,000    $       0   $        0
Richard R. Neitz            0             0        3,000       57,000            0            0
J. Russell Denson           0             0       25,500      124,500            0            0
Tommy Yau                   0             0        3,000       57,000            0            0
Thomas W. Neville           0             0          600       11,400            0            0
Dale Y. Chen                0             0          450        8,550            0            0

                        EMPLOYMENT AND RELATED AGREEMENTS

     Effective January 2, 1996, M.D. Davis entered into an employment agreement with the Company, pursuant to which he will be employed as Chairman of the Board and Chief Executive Officer of the Company until December 31, 1998 and will be paid an annual salary of $150,000 (which salary may be raised at the discretion of the Board of Directors). The agreement contains non-disclosure, non-competition and non-solicitation provisions applicable during the term of employment under the agreement and until one year after termination of employment. Upon termination of Mr. Davis's employment without cause, the Company must continue to pay Mr. Davis his salary for a period of six months (in the event the non-competition provisions are enforced, the Company is obligated to pay an additional one-year salary during the non-compete period) following termination.

     The Company has entered into an employment agreement with Richard R. Neitz. Pursuant to this agreement, Mr. Neitz will be employed as President and Chief Operating Officer until January 31, 2000 and will be paid an annual salary of $225,000 (which salary may be raised at the discretion of the Board of Directors). Beginning with fiscal 1996, Mr. Neitz is entitled to a fiscal year-end performance bonus based on the Company's total pre-tax income, provided that such pre-tax income exceeds $5.8 million. The agreement contains non-disclosure, non-competition and non-solicitation provisions applicable during the term of employment under the agreement and until one year after termination of employment. Upon termination of Mr. Neitz's employment without cause the Company must continue to pay Mr. Neitz his salary for a period of six months (in the event the non-competition provisions are enforced, the Company is obligated to pay an additional one-year salary during the non-compete period) following termination and must pay a pro-rated performance bonus.

     The Company has entered into an employment agreement with J. Russell Denson. Pursuant to this agreement, Mr. Denson will be employed as Executive Vice President and Chief Financial Officer until March 15, 2000 and will be paid an annual salary of $180,000 (which salary may be raised at the discretion of the Board of Directors). Mr. Denson is entitled to a performance bonus based on the Company's total pre-tax income for fiscal 1997 and increases in earnings per share for subsequent fiscal years. The agreement contains non-disclosure, non-competition and non-solicitation provisions applicable during the term of employment under the agreement and until one year after termination of employment. Upon termination of Mr. Denson's employment without cause the Company must continue to pay Mr. Denson his salary for a period of six months (in the event the non-competition provisions are enforced, the Company is obligated to pay an additional one-year salary during the non-compete period) following termination and must pay a pro-rated performance bonus.

     DSI (HK) has entered into an employment agreement with Tommy Yau, pursuant to which he will be employed as Managing Director of DSI (HK) until January 31, 2000 and will be paid a monthly salary of HK $116,000 (approximately US $15,000 based on currency exchange rates). Beginning with fiscal 1996, Mr. Yau is entitled to a fiscal year-end performance bonus based on the Company's total pre-tax income, provided that such pre-tax income exceeds $5.8 million. The agreement contains non-disclosure, non-competition and non-solicitation provisions applicable during the term of employment under the agreement and until one year after termination of employment. Upon termination of Mr. Yau's employment without cause the Company must continue to pay Mr. Yau his salary for a period of six months (in the event the non-competition provisions are enforced, the Company is obligated to pay an additional one-year salary during the non-compete period) following termination and must pay a pro-rated performance bonus.

     The Company has entered into an employment agreement with Thomas W. Neville pursuant to which he will serve as the National Sales Manager of the Company. He will be paid an annual salary of at least $95,000 (which salary may be raised at the discretion of the Company). The Agreement is for a one year, renewable term and was last extended on January 1, 1998. Mr. Neville is entitled to a fiscal year-end performance bonus based on the Company's total pre-tax income, provided such income exceeds $5.8 million. The agreement contains non-disclosure, non-competition and non-solicitation provisions applicable during the term of employment under the agreement and until one year after termination of employment. Upon termination of Mr. Neville's employment without cause, if the non-competition provisions are enforced, the company is obligated to pay Mr. Neville his salary for a period of one year following termination and must pay a pro-rated performance bonus.

     The Company has entered into an employment agreement with Dale Y. Chen renewable for a one year term which was last extended for one year on December 11, 1997. Mr. Chen's agreement provides that he will serve as Controller and will receive an annual salary of at least $100,000. This agreement contains non-disclosure provisions applicable during the term of employment and thereafter.

     The Company has entered into similar employment agreements with its other executive officers.

PERFORMANCE GRAPH

     The following graph sets forth the cumulative total shareholder return for the Common Stock, the Standard & Poor's 500 Index, and a Competitor Group Index since May 29, 1997 (the date on which the Common Stock was first traded on the Nasdaq Market).

                     COMPARISON OF EIGHT MONTH CUMULATIVE TOTAL RETURN (1)
                       AMONG DSI TOYS, INC., STANDARD & POOR'S 500 INDEX
                         AND COMPETITOR GROUP INDEX (2)

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                                       5/29/97         1/31/98
                                                       -------         -------
               DSI Toys, Inc.......................      $100          $   30
               Peer Group(3).......................      $100          $   83
               Standard & Poor's 500 Index.........      $100          $  124

(1) Total return assuming reinvestment of dividends. Assumes $100 invested on May 29, 1997 in Common Stock, the Standard & Poor's 500 Index and a Company constructed competitor group index.
(2)   Fiscal year ending December 31.
(3) In accordance with the SEC's rules, the Company has elected to select a group of peer companies on an industry basis for comparison purposes. The competitor group is composed of 12 industry participants: Empire of Carolina, Inc., Equity Marketing, Inc., Galoob Toys Inc., Grand Toys International Inc., Jakks Pacific Inc., Janex International, Inc., Just Toys Inc., Play by Play Toys & Novelties, Inc., Racing Champions Corp., Toy Biz, Inc., Toymax International, Inc., and Yes! Entertainment Corporation. Total return calculations were weighted according to the respective company's market capitalization.

                              CERTAIN TRANSACTIONS

    The Company paid Conrad/Collins Merchant Banking Group Ltd. ("MBG") a financial advisory fee of $100,000 upon consummation of the Company's initial public offering in June 1997. The general partner of MBG is Conrad/Collins, Inc., a corporation of which Barry B. Conrad is an officer and director and in which Mr. Conrad owns a controlling interest. Mr. Conrad is a director of the Company.

    The Company paid Joseph N. Matlock a fee of $240,000 as compensation for consulting services rendered in connection with the Recapitalization of the Company in 1995. The fee was paid in equal installments of $80,000 on January 1, 1998, 1997 and 1996. Mr. Matlock is a director of the Company.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of such stock. Directors, officers and beneficial owners of more than 10 percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended January 31, 1998, all Section 16(a) filing requirements applicable to its directors, officers, and beneficial owners of more than 10 percent of its Common Stock were complied with, except that each of the officers and directors who were officers and directors on the date of the Initial Public Offering filed one late Form 3.

                                    AUDITORS

     The Board of Directors has appointed Price Waterhouse LLP, which has audited the Company's financial statements since September 1, 1992, to audit the financial statements of the Company for the year ending January 31, 1999. Such appointment will not be submitted to shareholders for ratification or approval. Representatives of Price Waterhouse LLP are expected to be present at the meeting to respond to appropriate questions from the shareholders and will be given the opportunity to make a statement should they desire to do so.

                     SHAREHOLDER PROPOSALS AND OTHER MATTERS

     Shareholder proposals for inclusion in the Company's proxy materials in connection with the 1999 annual meeting of shareholders must be received by the Company at its office in Houston, Texas, addressed to the Secretary of the Company, no later than January 31, 1999.

     The cost of solicitation of proxies will be borne by the Company. Certain officers and employees of the Company, who will receive no additional compensation for their services, may solicit proxies in person or by mail, telephone, facsimile telecommunication or telegraph.

     The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.

                                                           DSI TOYS, INC.

                                                         /s/ M.D. DAVIS
                                                             M.D. Davis
                                                            CHAIRMAN AND
                                                       CHIEF EXECUTIVE OFFICER

Houston, Texas
May 22, 1998

                                 DSI TOYS, INC.
                     1100 West Sam Houston Parkway (North)
                               Houston, TX 77043

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints M.D. Davis and Thomas V. Yarnell and each of them, as the undersigned's attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as directed on the reverse side hereof, all the shares of common stock of DSI TOYS, INC. (the "Company") held of record by the undersigned on May 21, 1998, at the annual meeting of shareholders to be held on June 23, 1998, or any adjournment thereof.

                         (TO BE SIGNED ON REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                                 DSI TOYS, INC.

                                 JUNE 23, 1998


                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------
A [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

              FOR all nominees             WITHHOLD
              listed at right              AUTHORITY
             (except as marked      to vote for all nominees
           to the contrary below)       listed at right

1. ELECTION        [ ]                       [ ]       NOMINEES:
   OF
   DIRECTORS:                                             Richard R. Neitz ____

(INSTRUCTION: To withhold authority to vote for any        Douglas A. Smith ____
individual nominee(s), strike a line through the nominee's name or write a zero ("0") in the space following his or her name at right)

2. In his or her discretion, the Proxy is authorized to vote upon any matters which may properly come before the Meeting or any adjournment or postponement thereof.

   IT IS UNDERSTOOD THAT WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS PROPOSED IN ITEM 1 AND IN FAVOR OF ITEM 2.

   The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy or his substitutes may do by virtue hereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.


                                       PLEASE CHECK THIS BOX IF YOU INTEND  [ ]
                                       TO BE PRESENT AT THE MEETING.


Signature:____________________________

Printed Name:_____________________________ Dated:________, 1998

Signature if held jointly:________________________

Printed Name:_____________________________ Dated:________, 1998

(Note that you should sign exactly as your name appears above.)